Exhibit 99

Contact:	Riley Timmer
Investor Relations
(801) 954-7100
investor.relations@us.usana.com

USANA Reports Strong 15.8% Year-Over-Year Third Quarter Sales Growth
USANA to Enter Malaysian Market in First Quarter 2007

SALT LAKE CITY, October 17, 2006 (BUSINESS WIRE)—USANA Health Sciences, Inc. (NASDAQ: USNA) today announced continued strong financial results for the fiscal third quarter of 2006 (ended September 30).  Additionally, the Company announced that it has obtained a business license in Malaysia and plans to begin selling products there in the first quarter of 2007.

Financial Performance

Consolidated net sales in the third quarter of 2006 increased by 15.8% to $95.2 million, compared with $82.2 million in the third quarter of the prior year.  This is the 17th consecutive quarter of record sales for the Company.  Net sales growth for the third quarter of 2006 was driven primarily by a 14.2% increase in the number of active Associates, compared with the third quarter of the prior year.

Earnings from operations in the third quarter of 2006 grew by 7.7% to $15.7 million, or 16.5% of net sales, compared with $14.6 million, or 17.8% of net sales, in the third quarter of the prior year.  Earnings from operations in the third quarter of 2006 were reduced by $1.3 million due to the required expensing of equity-based compensation.  Net earnings in the third quarter of 2006 grew by 1.8% to $10.2 million, compared with net earnings of $10.0 million in the third quarter of the prior year.  Excluding the expense of equity-based compensation, this increase in net earnings would have been 10.5%.  Earnings per share in the third quarter of 2006 increased by 7.8% to $0.55 per share, compared with $0.51 per share in the third quarter of the prior year.  Excluding the expense of equity-based compensation, earnings per share would have been $0.60, an increase of 17.6%.

“During the third quarter, we again achieved growth in sales, earnings, and Associates,” said Dave Wentz, President of USANA.  “We were pleased with the double-digit sales growth that we achieved in all of our markets, excluding Japan.  We have maintained our commitment to supporting our Associates with excellent customer service, innovative business management tools, and science-based products, and we believe that this strategy will promote our growth in the future.”

In the nine-month period ended September 30, 2006, consolidated net sales increased by 15.8% to $278.7 million, compared with $240.8 million in the first nine months of the prior year.  Earnings from operations in the first nine months of 2006 increased by 6.3% to $45.6 million, compared with $42.9 million in the first nine months of the prior year.  Earnings from operations in the first nine months of 2006 were reduced by $3.5 million due to the required expensing of equity-based compensation.  Net earnings in the first nine months of 2006 increased by 5.7% to $30.1 million, compared with net earnings of $28.5 million in the first nine months of the prior year.  Excluding the expense of equity-based compensation, net earnings would have been $32.4 million, an increase of 13.7%.  Earnings per share in the first nine months of 2006 increased by 11.1% to $1.60, compared with $1.44 in the first nine months of the prior year.  Excluding the expense of equity-based compensation, earnings per share would have been $1.72, and increase of 19.4%.

Regional Results

During the third quarter of 2006, net sales in North America, the Company’s most mature region, increased by 14.0% to $61.2 million, compared with the third quarter of the prior year.  Excluding the positive impact of currency fluctuations, this sales increase would have been 12.1%.  This growth was driven primarily by a 13.9% increase in the number of active Associates in this region.  Strong sales in Mexico, which increased by 32.1%, compared with the third quarter of the prior year, led the growth in this region.

During the third quarter of 2006, the Company held its annual International Convention in Salt Lake City, Utah.  This four-day event was attended by a record number of Associates from 12 different countries.  “Our International Convention is our most important event, where we recognize our Associates, launch new products and sales tools, and provide our Associates with motivational support to help them build their home-based businesses,” commented Mr. Wentz.  “At this year’s convention, we were very excited to introduce a new Optimizer supplement called TenXTM Antioxidant Blast.  TenX is a unique dietary supplement fruit bar.  It provides the equivalent of two fruit servings and is fortified with important antioxidants, including quercetin and USANA’s patented Olivol® olive-fruit extract.  We also announced that we will be featured in the November issue of Success from Home magazine and are helping our Associates capitalize on this feature by offering the magazine as a low-cost sales tool.  We believe that these exciting introductions will further promote the enrollment and retention efforts of our Associates.”

In the Pacific Rim region, during the third quarter of 2006, net sales increased by 20.0% to $32.0 million, compared with the third quarter of the prior year.  This growth was driven primarily by double-digit increases in net sales over the third quarter of the prior year in the following markets: Australia-New Zealand, up 10.1%; Taiwan, up 14.4%; Singapore, up 28.1%; Hong Kong, up 56.3%; and South Korea, up 76.1%.  Moreover, the number of active Associates in the Pacific Rim region increased by 14.6% to 55,000, compared with 48,000 in the third quarter of the prior year.

The Opening of Malaysia

The Company also announced today that it has received its business license in Malaysia and will begin operations there in the first quarter of 2007.  According to the World Federation of Direct Selling Associations, Malaysia is one of the top 15 markets for direct selling, with approximately $1.4 billion in annual sales.  Malaysia will be USANA’s 13th market.  The USANA Malaysia facility will be located just outside Kuala Lumpur and will contain administrative offices, a distribution center, Associate meeting rooms, and a call center.  “We are excited to offer USANA’s products and business opportunity in this growing market,” Mr. Wentz said.  “Our network marketing system and our science-based products have proven to be successful in several markets within this region, and we hope to achieve similar success in Malaysia.

Outlook

Commenting on USANA’s future expectations, Gilbert A. Fuller, the Company’s Executive Vice President and Chief Financial Officer, said, “We expect net sales in the fourth quarter of 2006 to be in the range of $98 million to $100 million, compared with $86.9 million in the fourth quarter of last year, a growth rate of 13% to 15%.  During the fourth quarter of 2006, we will be heavily promoting our featured coverage in Success from Home magazine with related contests and incentives.  These promotions and incentives were introduced at our convention in mid-September and so far the feedback from our Associates has been very positive.  Additionally, we expect to incur expenses related to opening Malaysia.  Accordingly, we now believe earnings per share in the fourth quarter of 2006 to be between $0.56 and $0.58.  Excluding the expense of equity-based compensation, we expect earnings per share in the fourth quarter of 2006 to be between $0.61 and $0.63, a growth rate of 13% to 17%.

“Looking ahead to 2007, we expect to grow both net sales and earnings per share between 15% and 17%.  This earnings per share estimate includes operations in Malaysia, the expense of equity-based compensation, and assumes a tax rate for 2007 of 37%, which is meaningfully higher than the 35% tax rate that we have incurred during most of 2006,” Mr. Fuller concluded.

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, October 18, 2006 at 11:00 AM ET.  Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and risks associated with our international expansion.  The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)

	Quarter Ended		Nine Months Ended
	1-Oct-05	30-Sep-06	1-Oct-05	30-Sep-06
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$82,225	$95,187	$240,818	$278,749
Cost of sales	19,760	22,188	57,269	65,802
Gross profit	62,465	72,999	183,549	212,947

Operating expenses
Associate incentives	32,545	38,483	94,006	111,365
Selling, general and administrative	14,756	17,898	44,773	53,515
Research and development	551	881	1,839	2,443

Earnings from operations	14,613	15,737	42,931	45,624

Other income (expense)	172	68	270	699
Earnings before income taxes	14,785	15,805	43,201	46,323

Income taxes	4,743	5,582	14,688	16,196

NET EARNINGS	$10,042	$10,223	$28,513	$30,127

Earnings per share - diluted	$0.51	$0.55	$1.44	$1.60
Weighted average shares outstanding - diluted	19,755	18,486	19,849	18,830

USANA Health Sciences, Inc.

Consolidated Balance Sheets

(in thousands)

	As of	As of
	31-Dec-05	30-Sep-06
		(Unaudited)
ASSETS
Cash and cash equivalents	$10,579	$20,977
Inventories	22,223	22,497
Other current assets	9,028	9,548
Total current assets	41,830	53,022

Property and equipment, net	23,302	25,764
Goodwill	5,690	5,690
Other assets	2,886	2,349
Total assets	$73,708	$86,825

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$4,955	$8,928
Other current liabilities	21,601	25,954
Total current liabilities	26,556	34,882

Other long-term liabilities	1,414	—

Stockholders' equity	45,738	51,943
Total liabilities and stockholders' equity	$73,708	$86,825

USANA Health Sciences, Inc.

Sales by Segment and Region

(in thousands)

	Quarter Ended
	1-Oct-05		30-Sep-06
	(Unaudited)		(Unaudited)
Region
North America
United States	$35,181	42.8%	$40,015	42.0%
Canada	15,231	18.5%	16,814	17.7%
Mexico	3,449	4.2%	4,555	4.8%
North America Total	53,861	65.5%	61,384	64.5%
Pacific Rim
Australia-New Zealand	11,341	13.8%	12,488	13.1%
Hong Kong	2,971	3.6%	4,643	4.9%
Japan	2,562	3.1%	2,390	2.5%
Taiwan	4,885	6.0%	5,587	5.9%
South Korea	1,250	1.5%	2,201	2.3%
Singapore	3,680	4.5%	4,714	4.9%
Pacific Rim Total	26,689	32.5%	32,023	33.6%
Segment Total	80,550	98.0%	93,407	98.1%
Contract Manufacturing	1,675	2.0%	1,780	1.9%
Consolidated	$82,225	100.0%	$95,187	100.0%

Active Associates by Region

	As of
	1-Oct-05		30-Sep-06
	(Unaudited)		(Unaudited)

Region
North America
United States	50,000	39.4%	58,000	40.0%
Canada	21,000	16.5%	22,000	15.2%
Mexico	8,000	6.3%	10,000	6.9%
North America Total	79,000	62.2%	90,000	62.1%
Pacific Rim
Australia-New Zealand	16,000	12.6%	18,000	12.4%
Hong Kong	4,000	3.1%	8,000	5.5%
Japan	4,000	3.1%	4,000	2.7%
Taiwan	13,000	10.3%	13,000	9.0%
South Korea	2,000	1.6%	2,000	1.4%
Singapore	9,000	7.1%	10,000	6.9%
Pacific Rim Total	48,000	37.8%	55,000	37.9%
Total	127,000	100.0%	145,000	100.0%

Active Preferred Customers by Region

	As of
	1-Oct-05		30-Sep-06
	(Unaudited)		(Unaudited)
Region
North America
United States	43,000	63.2%	49,000	64.5%
Canada	17,000	25.0%	18,000	23.7%
Mexico	1,000	1.5%	2,000	2.6%
North America Total	61,000	89.7%	69,000	90.8%
Pacific Rim
Australia-New Zealand	6,000	8.8%	6,000	7.9%
Hong Kong	**	0.0%	**	0.0%
Japan	1,000	1.5%	1,000	1.3%
Taiwan	**	0.0%	**	0.0%
South Korea	**	0.0%	**	0.0%
Singapore	**	0.0%	**	0.0%
Pacific Rim Total	7,000	10.3%	7,000	9.2%
Total	68,000	100.0%	76,000	100.0%

**             Count of Active Preferred Customers is less than 500.